Exhibit 99

TI reports financial results for 2Q08

Conference call on TI web site at 4:30 p.m. Central time today
www.ti.com/ir

Beginning with this earnings release, TI will describe revenue in four product categories:  Analog, Embedded Processing, Wireless and Other.  For a complete description of these changes, please reference the materials from the company’s conference call and webcast, held on July 1, 2008, available at www.ti.com/ir.

DALLAS (July 21, 2008) – Texas Instruments (TI) (NYSE: TXN) today announced second-quarter revenue of $3.35 billion, net income of $588 million and earnings per share of $0.44.

“Our core areas of Analog and Embedded Processing delivered solid revenue growth,” said Rich Templeton, TI’s chairman, president and CEO.  “Each grew sequentially and increased 10 percent from a year ago.  These technologies are critical to thousands of different types of electronic equipment, making them some of the most attractive markets in the semiconductor industry.  We believe our portfolio combined with our passion to help customers solve critical problems will drive good long-term growth.”

In total, TI’s revenue in the second quarter was in the lower half of the company’s range of expectations, as were earnings per share.  Demand slowed unexpectedly in June primarily because distributors reduced inventory levels and did not replenish them late in the quarter.  Additionally, Wireless revenue declined in the quarter, continuing its first-quarter weakness.

“We believe this slower demand was due to a mix of reasons, including a weaker economic environment and greater confidence in TI’s ability to deliver products within short lead times,” Templeton said.  “Our orders were up in the quarter and backlog grew, but we are cautious given the demand environment we just experienced.  If demand strengthens as quickly as it slowed, we are well-positioned to meet it.”

Amounts are in millions of dollars, except per-share amounts.  Except as noted, financial results are for continuing operations.  The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

	2Q08	2Q07	vs. 2Q07	1Q08	vs. 1Q08
Revenue:	$3351	$3424	-2%	$3272	2%
Operating profit:	$833	$809	3%	$807	3%
Income:	$588	$614	-4%	$662	-11%
Earnings per share:	$0.44	$0.42	5%	$0.49	-10%
Cash flow from operations:	$520	$898	-42%	$641	-19%

Revenue

TI’s revenue declined 2 percent compared with the second quarter of last year as growth in Analog and Embedded Processing was not sufficient to offset declines in Wireless and Other revenue.  Revenue grew 2 percent compared with the prior quarter as growth in Analog, Embedded Processing and Other more than offset the decline in Wireless.

	2Q08	2Q07	vs. 2Q07	1Q08	vs. 1Q08	Note
Analog:	$1292	$1170	10%	$1265	2%	(1)
Embedded Processing:	$436	$397	10%	$418	4%	(2)
Wireless:	$903	$1024	-12%	$922	-2%	(3)
Other:	$720	$833	-14%	$667	8%	(4)(5)

The product categories include:

▪	Analog: high-performance analog, high-volume analog & logic
▪	Embedded Processing: catalog, communications infrastructure and automotive DSPs and microcontrollers
▪	Wireless: basebands, OMAPTM applications processors, connectivity products for handsets
▪	Other: DLP® products, calculators, RISC microprocessors, ASIC products, royalties

(1)	Analog revenue growth in both comparisons was due to stronger demand for high-performance analog products.

(2)	Embedded Processing revenue growth in both comparisons was primarily due to stronger demand for catalog products, as well as communications infrastructure products.

(3)	Wireless revenue declines in both comparisons were due to lower sales of baseband products.

(4)
Other revenue decreased from a year ago due to declines across a number of product lines, especially the impact from the sale of a DSL product line in the third quarter of 2007 and lower demand for RISC microprocessors.  Compared with the first quarter of 2008, Other revenue grew due to seasonal demand for calculators that more than offset lower revenue for RISC microprocessors.

(5)
The Other category includes revenue from the Education Technology segment of $176 million compared with $167 million in the year-ago quarter and $81 million in the prior quarter.  Essentially all of this revenue is from sales of calculators.

Additional financial information

▪	Operating profit increased 3 percent from both the year-ago and prior quarters due to lower operating expenses.

▪
Income declined 4 percent from the year-ago quarter due to lower interest income.  Income declined 11 percent from the prior quarter due to a higher tax provision.  The prior quarter included $81 million of discrete tax benefits.

▪	Orders were $3.46 billion, about even with the year-ago quarter and up 4 percent from the prior quarter.

▪
Inventory increased in the quarter to above the company’s desired levels.  This was primarily due to higher manufacturing costs and lower-than-expected revenue in the quarter.  Additionally, the company built calculator inventory to support the upcoming back-to-school season.

▪	The company used $433 million in the quarter to repurchase 14.1 million shares of its common stock and paid dividends of $132 million.

Outlook

For the third quarter of 2008, TI expects:

▪	Revenue: $3.26 – 3.54 billion
▪	Earnings per share: $0.41 – 0.47

TI will update its third-quarter outlook on September 9, 2008.

For the full year of 2008, TI continues to expect approximately the following:

▪	R&D expense: $2.0 billion
▪	Capital expenditures: $0.9 billion
▪	Depreciation: $1.0 billion
▪	Annual effective tax rate: 31%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	June 30, 2008	June 30, 2007	Mar. 31, 2008
Revenue	$3,351	$3,424	$3,272
Cost of revenue	1,602	1,640	1,516
Gross profit	1,749	1,784	1,756
Research and development (R&D)	488	551	514
Selling, general and administrative (SG&A)	428	424	435
Operating profit	833	809	807
Other income (expense) net	17	56	33
Income from continuing operations before income taxes	850	865	840
Provision for income taxes	262	251	178
Income from continuing operations	588	614	662
Loss from discontinued operations, net of taxes	--	(4)	--
Net income	$588	$610	$662

Basic earnings per common share:
Income from continuing operations	$.45	$.43	$.50
Net income	$.45	$.42	$.50

Diluted earnings per common share:
Income from continuing operations	$.44	$.42	$.49
Net income	$.44	$.42	$.49

Average shares outstanding (millions):
Basic	1,320	1,437	1,327
Diluted	1,341	1,469	1,347

Cash dividends declared per share of common stock	$.10	$.08	$.10

Percentage of revenue:
Gross profit	52.2%	52.1%	53.7%
R&D	14.6%	16.1%	15.7%
SG&A	12.8%	12.4%	13.3%
Operating profit	24.9%	23.6%	24.7%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2008	June 30, 2007	Mar. 31, 2008
Assets
Current assets:
Cash and cash equivalents	$1,317	$1,266	$1,450
Short-term investments	331	2,315	426
Accounts receivable, net of allowances of ($24), ($27) and ($25)	1,811	1,897	1,669
Raw materials	111	106	111
Work in process	997	876	943
Finished goods	543	442	524
Inventories	1,651	1,424	1,578
Deferred income taxes	641	1,072	659
Prepaid expenses and other current assets	259	246	193
Total current assets	6,010	8,220	5,975
Property, plant and equipment at cost	7,603	7,657	7,493
Less accumulated depreciation	(3,999)	(3,859)	(3,908)
Property, plant and equipment, net	3,604	3,798	3,585
Long-term investments	766	254	791
Goodwill	840	792	838
Acquisition-related intangibles	108	117	105
Deferred income taxes	626	405	618
Capitalized software licenses, net	220	259	225
Overfunded retirement plans	128	79	122
Other assets	80	96	79
Total assets	$12,382	$14,020	$12,338

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$677	$622	$680
Accrued expenses and other liabilities	955	1,048	871
Income taxes payable	26	187	218
Accrued profit sharing and retirement	102	98	79
Total current liabilities	1,760	1,955	1,848
Underfunded retirement plans	187	115	191
Deferred income taxes	57	20	60
Deferred credits and other liabilities	394	436	382
Total liabilities	2,398	2,526	2,481

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized --2,400,000,000 shares. Shares issued: June 30, 2008 -- 1,739,712,567; June 30, 2007 -- 1,739,467,307; March 31, 2008 -- 1,739,660,927	1,740	1,739	1,740
Paid-in capital	940	761	926
Retained earnings	20,773	18,511	20,318
Less treasury common stock at cost: Shares: June 30, 2008 -- 428,835,142; June 30, 2007 -- 310,382,046; March 31, 2008 -- 416,925,336	(13,138)	(9,233)	(12,776)
Accumulated other comprehensive loss, net of taxes	(331)	(284)	(351)
Total stockholders’ equity	9,984	11,494	9,857
Total liabilities and stockholders’ equity	$12,382	$14,020	$12,338

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2008	June 30, 2007	Mar. 31, 2008
Cash flows from operating activities:
Net income	$588	$610	$662
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss from discontinued operations	--	4	--
Depreciation	245	256	241
Stock-based compensation	54	69	54
Amortization of acquisition-related intangibles	10	14	10
Losses on sales of assets	--	--	6
Deferred income taxes	(7)	(3)	(74)
Increase (decrease) from changes in:
Accounts receivable	(149)	(144)	89
Inventories	(73)	(15)	(160)
Prepaid expenses and other current assets	(29)	42	(46)
Accounts payable and accrued expenses	32	110	(179)
Income taxes payable	(181)	(76)	165
Accrued profit sharing and retirement	23	47	(122)
Other	7	(16)	(5)
Net cash provided by operating activities of continuing operations	520	898	641

Cash flows from investing activities:
Additions to property, plant and equipment	(271)	(174)	(219)
Purchases of short-term investments	--	(1,479)	(362)
Sales and maturities of short-term investments	111	1,529	958
Purchases of long-term investments	(3)	(6)	(2)
Sales of long-term investments	--	3	16
Acquisitions, net of cash acquired	(19)	--	--
Net cash (used in) provided by investing activities of continuing operations	(182)	(127)	391

Cash flows from financing activities:
Payments on loans and long-term debt	--	(43)	--
Dividends paid	(132)	(115)	(133)
Sales and other common stock transactions	89	374	76
Excess tax benefit from share-based payments	3	56	13
Stock repurchases	(433)	(742)	(874)
Net cash used in financing activities of continuing operations	(473)	(470)	(918)

Effect of exchange rate changes on cash	2	--	8
Net (decrease) increase in cash and cash equivalents	(133)	301	122
Cash and cash equivalents, beginning of period	1,450	965	1,328
Cash and cash equivalents, end of period	$1,317	$1,266	$1,450

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:   This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	TI's ability to access its bank accounts and lines of credit or otherwise access the capital markets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors see the Risk Factors discussion in Item 1A of our most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments
Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.  A global semiconductor company, TI innovates through manufacturing, design and sales operations in more than 25 countries.  For more information, go to www.ti.com.

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